Exhibit 2.3

May 1, 2006

Raser Technologies, Inc.

5152 North Edgewood Drive

Suite 375

Provo, Utah 84604

Attention: Brent M. Cook

Amp Resources, LLC

11814 S. Election Road

Suite 100

Draper, UT 84020

Attention: John Stevens

Ladies and Gentlemen:

Reference is hereby made to that certain Agreement and Plan of Acquisition (the “Agreement”) made and entered into as of January 19, 2006, by and among Raser Technologies, Inc., a Utah corporation (“Parent”), Amp Resources, LLC, a Delaware limited liability company (“Target”), Power Acquisition Corp., a Delaware corporation (“Merger Sub”), and John H. Stevens, as equityholder representative (the “Equityholder Representative”). Unless otherwise indicated, all capitalized terms have the meanings ascribed to them in the Agreement.

Parent, Target, Merger Sub and Equityholder Representative (collectively, the “Parties”) previously entered into the Agreement, and the Parties now desire to amend the Agreement as set forth herein. Section 8.5 of the Agreement provides that the Agreement may be amended by execution of a written instrument signed on behalf of each of the Parties. In consideration of the covenants, promises and other premises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Section 8.1(b) of the Agreement is amended such that references to the dates “April 23, 2006” and “May 31, 2006” referred to therein shall be replaced with “June 15, 2006.”

2. Parent agrees to provide to Target up to $6 million in financing to fund the working capital needs of Target through June 15, 2006 (the “Interim Financing”). The Interim Financing shall be on terms to be mutually agreed upon by Parent and Target but in any event shall be on substantially the same terms as the that certain promissory note dated April 6, 2006 issued by Target to Parent and described in Parent’s Form 8-K filed with the Securities and Exchange Commission on April 12, 2006, except that if Target terminates the Agreement for any reason, including without limitation pursuant to Section 8.1(b) of the Agreement, as amended, following June 15, 2006, then 50% of the outstanding Interim Financing shall be senior to any indebtedness owed by Target to Amp Capital Partners, LLC and 50% of the outstanding amount of Interim Financing shall be pari passu to any indebtedness owed by Target to Amp Capital Partners, LLC.

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IN WITNESS WHEREOF, the parties hereto have caused this letter agreement to be executed by their duly authorized respective officers as of the date first written above.

RASER TECHNOLOGIES, INC.

By:	/s/ Kraig T. Higginson
Name:	Kraig T. Higginson
Title:	Chairman

AMP RESOURCES, LLC

By:	/s/ John H. Stevens
Name:	John H. Stevens
Title:	Chairman

POWER ACQUISITION CORP.

By:	/s/ Jonathan T. Reid
Name:	Jonathan T. Reid
Title:	President

EQUITYHOLDER REPRESENTATIVE

By:	/s/ John H. Stevens
Name:	John H. Stevens

[SIGNATURE PAGE TO LETTER AGREEMENT]